Company Contact:

Jason Sobel

President and Chief Executive Officer

Texas Community Bancshares, Inc.

(903) 569-2602

jsobel@broadstreet.bank

TEXAS COMMUNITY BANCSHARES, INC. REPORTS UNAUDITED FINANCIAL RESULTS FOR

THE YEAR ENDED DECEMBER 31, 2023

MINEOLA, Texas; February 23, 2024 — Texas Community Bancshares, Inc. (“Texas Community Bancshares” or the “Company”) (NASDAQ: TCBS), the holding company for Broadstreet Bank, SSB, today reported a net loss of $733,000 for the year ended December 31, 2023, compared to net income of $1,754,000 for 2022. Losses per basic and diluted share for the year ended December 31, 2023 were $(0.24), compared to basic and diluted earnings per share of $0.58 for 2022.

Texas Community Bancshares’ President and Chief Executive Officer (CEO) Jason Sobel said, “Texas Community Bancshares 2023 loss was in a year of extraordinary internal changes, including strategic balance sheet realignment, retirement of the former CEO, a change in the bank name, and branch growth. Securities sales of $19.8 million in 2023, resulting in a loss of $1.4 million, net of tax, and the origination of more commercial loans are part of a concentrated effort initiated in 2023 to reshape Broadstreet Bank’s balance sheet to enhance future earnings.”

“As we enter into 2024, we believe we are more flexible and better positioned to capitalize on opportunities with the changes that were initiated in 2023 and to profitably grow Broadstreet Bank while creating long-term value for our shareholders.”

Income

Net interest income increased $781,000, or 7.6%, to $11.1 million for the year ended December 31, 2023 from $10.3 million for the year ended December 31, 2022. Average net interest-earning assets increased $49.9 million, or 14.0%, to $405.1 million at December 31, 2023 from $355.2 million at December 31, 2022. The interest rate spread decreased 43 basis points, or 15.8%, to 2.27% for the year ended December 31, 2023 from 2.70% for the year ended December 31, 2022. The net interest margin decreased 16 basis points, or 5.7%, to 2.73% for the year ended December 31, 2023 from 2.89% for the year ended December 31, 2022. The decrease in the interest rate spread and interest rate margin was primarily due to the increase in market interest rates, deposit competition and the inability to reprice assets as quickly as liabilities.

Non-interest income decreased $1.5 million, or 78.9%, to $352,000 for the year ended December 31, 2023 compared to $1.9 million for the year ended December 31, 2022. The decrease was primarily due to a $1.7 million loss on sales of $19.8 million in securities as part of the strategy to restructure the balance sheet to increase interest income and restructure the portfolio. There was an increase of $175,000 in wholesale lending fees to $190,000 for the year ended December 31, 2023, which was the first full year of the program. This program generates fee income from facilitating the origination of mortgage loans through the wholesale lender.

Non-interest expense increased $2.2 million, or 22.4%, to $12.0 million for the year ended December 31, 2023 from $9.8 million for the year ended December 31, 2022. Salaries and employee benefits increased $1.3 million, or 22.4%. The increase in salaries and employee benefit expense was due primarily to an increase of $444,000 in expenses related to the 2022 Equity Incentive Plan that was approved by stockholders on August 31, 2022. This was the first full year for the majority of these plan expenses. There was an extraordinary increase in expense related to the deferred incentive plan of $664,000, or 241.5%, primarily due to the termination of the plan as of December 31, 2023. The Company incurred $206,000 in nonrecurring retirement and recruitment expenses related to the retirement of the former CEO. Audit and accounting expenses increased $58,000, FDIC assessments increased $71,000 due primarily to increases in overall assessment rates and core processing expenses increased $89,000. Technology, core processing, contract services and other expenses increased primarily due to growth, expenses related to the bank name change, and price increases in all types of services due to inflationary pressures.

Asset Quality

For the year ended December 31, 2023, the Company recorded a provision for credit losses of $356,000 compared to $208,000 for the year ended December 31, 2022. The allowance for credit losses increased, $1.3 million, or 72.2%, to $3.1 million, or 1.09% of total loans, at December 31, 2023 from $1.8 million, or 0.69% of total loans, at December 31, 2022. The increase was due to the implementation of the current expected credit losses (CECL) methodology to estimate credit losses on January 1, 2023 resulting in a deduction, net of tax, from retained earnings of $1.0 million and an increase in average loans of $33.4 million, or 14.2%.  The net chargeoffs to average outstanding loans for the year ended December 31, 2023 was 0.02% compared to 0.01% for the year ended December 31, 2022.

Shareholders’ Equity

Shareholders’ equity decreased $2.2 million, or 3.9%, to $53.7 million at December 31, 2023 from $55.9 million at December 31, 2022. This decrease was primarily due to a net loss of $733,000 for the year ended December 31, 2023 resulting primarily from the loss on the sale of securities of $1.4 million, net of tax, and a one-time CECL adjustment of $1.0 million, net of tax. The CECL cumulative effect adjustment flowed directly through equity instead of being charged as a provision expense through the consolidated statement of operations. The Company also repurchased 174,842 shares of its common stock for a decrease of $2.2 million and paid dividends totaling $368,000, partially offset by a decrease in the net other comprehensive loss of $1.4 million, an increase in equity of $193,000 for the 2023 funding of the Broadstreet Bank leveraged ESOP with the release of 14,844 additional ESOP shares to participants and $528,000 related to the partial vesting of the 2022 Equity Incentive Plan for the year ended December 31, 2023. At December 31, 2023, the unallocated ESOP contra equity account was $2.2 million. Broadstreet Bank’s community bank leverage ratio for December 31, 2023 was 10.76% compared to 12.31% at December 31, 2022. At December 31, 2023, Broadstreet Bank was considered well-capitalized under applicable regulations.

	At December 31,
	2023	2022

	(In thousands)
	(Unaudited)
Selected Financial Condition Data:
Total assets	$452,044	$417,346
Cash and cash equivalents	13,060	8,927
Interest bearing deposits in banks	12,298	2,055
Securities available for sale	93,327	107,153
Securities held to maturity	26,020	27,827
Loans and leases receivable, net	279,932	251,338
Premises and equipment, net	11,609	6,299
Bank owned life insurance	6,238	6,125
Foreclosed assets	162	—
Restricted investments carried at cost	3,909	2,805
Core deposit intangible	265	397
Total deposits	317,241	296,077
Advances from the Federal Home Loan Bank	76,896	62,494
Total shareholders' equity	53,689	55,870

	For the Years Ended December 31,
	2023	2022

	(In thousands)
	(Unaudited)
Selected Operating Data:
Interest income	$18,978	12,566
Interest expense	7,914	2,283
Net interest income	11,064	10,283
Provision for credit losses	356	208
Net interest income after provision for credit losses	10,708	10,075
Noninterest income	352	1,868
Noninterest expense	11,997	9,766
(Loss) income before income taxes	(937)	2,177
Income tax (benefit) expense	(204)	423
Net (loss) income	$(733)	$1,754

About Texas Community Bancshares, Inc.

Texas Community Bancshares, Inc. is the holding company for Broadstreet Bank, SSB (the “Bank”). Broadstreet Bank, SSB changed its name from Mineola Community Bank, SSB on December 4, 2023. It operates in Texas in Wood, Smith and Van Zandt counties with the home office being located in Mineola, Texas. During 2023, the Bank opened a loan production office in Canton, Texas. In the first quarter of 2024, the Bank opened an additional branch in Tyler, Texas and a new building for the Lindale branch bringing the Bank’s operations to seven full-service locations and one loan production office. Texas Community Bancshares is traded on the NASDAQ Capital Market Exchange under the symbol “TCBS.”

Statement About Forward-Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to, general and local economic conditions; changes in market interest rates, deposit flows, demand for loans, and real estate values; competition; competitive products and pricing; the ability of the Company’s customers to make scheduled loan payments; loan delinquency rates and trends; the Company’s ability to manage the risks involved in its business; the Company’s ability to control costs and expenses; inflation, and market and monetary fluctuations; changes in federal and state legislation and regulations applicable to the Company’s business; and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.